SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Stratus Properties Inc.

(Name of Registrant as Specified in Its Charter)

Oasis Management Company Ltd.

Seth Fischer

Ella Benson

Eugenio De La Garza Diaz

Laurie L. Dotter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Advisory Firm ISS Recommends Stratus Shareholders Oppose Nominee Jim Leslie and Poison Pill

●  ISS Confirms Underperformance and Concern of Entrenchment

●  Oasis Urges Shareholders to Vote on the GOLD Proxy Card for the Oasis Nominees

May 21, 2021 08:00 AM Eastern Standard Time

Austin, Texas--(BUSINESS WIRE)--Oasis Management Company Ltd. (“Oasis”) is manager to a fund that is a significant, long-term shareholder of Stratus Properties Inc. (NASDAQ: STRS) (the “Company” or “Stratus”) that beneficially owns over 13.5% of Stratus' ordinary shares.

Oasis urges Stratus shareholders to vote on the GOLD proxy card for the highly qualified and independent Oasis director nominees.

While Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, recommends shareholders “oppose the reelection of long-tenured incumbent James Leslie”, Oasis disagrees with ISS that the election of only one of Oasis’ nominees is sufficient change to the composition to the board.

In addition to Laurie Dotter, who ISS recognized should be elected to the board, Oasis encourages shareholders to elect Ella Benson and Jamie De la Garza, both highly qualified candidates with significant knowledge of financial markets and best governance practices as well as public company board experience, in stark contrast to the sole Stratus nominee supported by ISS.

In addition to recommending that shareholders withhold their vote from incumbent director James Leslie, ISS faulted the company’s board for its poor corporate governance noting that “…the company’s multiple takeover defense mechanisms – including a poison pill that does not warrant shareholder ratification – coupled with poor relative performance, raise the concern of potential board entrenchment.”

Oasis encourages its fellow shareholders to read its letters and presentation which can be viewed on the homepage of www.abetterstratus.com.

All shareholders are encouraged to contact Oasis at info@abetterstratus.com.

Contacts

Shareholders:

Okapi Partners LLC

Mark Harnett: 646-556-9350

Patrick J. McHugh: 212-297-0721

Media
Taylor Hall
media@oasiscm.com

About Oasis Management Company Ltd.

Oasis Management Company Ltd. manages private investment funds focused on opportunities in a wide array of asset classes across countries and sectors. Oasis was founded in 2002 by Seth H. Fischer, who leads the firm as its Chief Investment Officer. More information about Oasis is available at https://oasiscm.com.

Important Information

Oasis Management Company Ltd., Seth Fischer, Ella Benson, Laurie L. Dotter and Jaime Eugenio De la Garza Diaz (collectively, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of GOLD proxy card to be used in connection with the solicitation of proxies from the shareholders of Stratus Properties Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on Oasis' campaign website at https://www.abetterstratus.com/ and the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on April 14, 2021. This document will be available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable.

No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Oasis disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Oasis has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.